Exhibit 5.1

March 29, 2022

PureCycle Technologies, Inc.

5950 Hazeltine National Drive, Suite 650

Orlando, Florida 32822

Re:	Registration Statement on Form S-3 filed by PureCycle Technologies, Inc.

Ladies and Gentlemen:

We have acted as counsel for PureCycle Technologies, Inc., a Delaware corporation (the “Company”), in connection with: (1) the authorization, issuance and sale from time to time of 5,874,994 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”) issuable upon exercise of certain warrants (the “Warrants,” and such shares of Common Stock, the “Warrant Shares”) and (2) the registration for resale from time to time by certain of the Company’s security holders of up to an aggregate of 20,627,899 shares of Common Stock, which consists of (i) 779,947 shares of Common Stock (the “Initial Stockholder Shares”) currently outstanding and held by certain Company stockholders (the “Initial Stockholders”), (ii) 202,871 Warrant Shares issuable upon exercise of Warrants held by the Initial Stockholders and (iii) 19,645,081 shares of Common Stock issued in a private placement pursuant to the terms of certain subscription agreements entered into by and between the Company and each of the investors party thereto (the “PIPE Shares,” and together with the Initial Stockholder Shares, the “Resale Shares” and, collectively with the Warrant Shares, the “Shares”), in each case as contemplated by the Company’s Registration Statement on Form S-3 to which this opinion is filed as an exhibit (the “Registration Statement”). The Shares may be offered and sold from time to time pursuant to Rule 415 under the Securities Act of 1933 (the “Securities Act”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions. Based on the foregoing, and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.	The Initial Stockholder Shares and the PIPE Shares have been validly issued and are fully paid and non-assessable.

2.	The Warrant Shares, when issued upon the exercise of the Warrants pursuant to the terms and conditions of the Warrants, will be validly issued, fully paid and nonassessable.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinions expressed herein.

PureCycle Technologies, Inc. March 29, 2022 Page 2

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day